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Exhibit 99.3

SECOND AMENDMENT
TO
CONTRIBUTION AGREEMENT

        This Second Amendment to Contribution Agreement (this "Amendment") is dated as of October 17, 2002, by Enbridge Energy Company, Inc. ("EECI"), Enbridge Energy Partners, L.P. ("MLP") and Enbridge Midcoast Energy, L.P. (the "Company")

        WHEREAS, EECI, MLP and the Company entered into that certain Contribution Agreement dated as of May 16, 2002, as amended by that certain First Amendment to Contribution Agreement dated as of September 23, 2002 (collectively, the "Contribution Agreement"); and

        WHEREAS, EECI, MLP and the Company desire to amend the Contribution Agreement as provided herein.

        NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the parties hereto do hereby agree as follows:

        1. Capitalized terms used herein and not otherwise defined shall have the meanings given thereto in the Contribution Agreement.

        2. Appendix A to the Contribution Agreement is hereby amended as follows:

  The defined term "Specified Ownership Period" is hereby amended by deleting such term and substituting the following in lieu thereof:

  "Specified Ownership Period" shall mean, with respect to the Sulphur River Assets, the period of time from March 1, 2002 up to the Closing Date, and, with respect to the Williams/Transco Assets, the period of time from January 2, 2002 up to the Closing Date.

        3. The Schedules to the Contribution Agreement are hereby amended as follows:

          Schedules 4.1(r)B, 4.1(y), and 6.1(B) are hereby amended by deleting such Schedules and substituting Schedules 4.1(r)B, 4.1(y), and 6.1(B) attached to this Amendment in lieu thereof.

        4. In connection with the Midcoast Related Debt payable by the Company to Enbridge (U.S.), Inc. (as specified in the listing provided by EECI pursuant to Article 3.1(b) of the Contribution Agreement), that will remain outstanding following the Closing, MLP consents to the amendment of the terms of such debt, such as the interest rate, the calculation of interest and the payment terms, so that such terms will be substantially similar to the terms of the EECI Midcoast Debt (other than the principal amount).

        5. All references to the "Agreement" in the Contribution Agreement or any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Contribution Agreement as amended hereby.

        6. Except as expressly amended hereby, the Contribution Agreement shall remain in full force and effect. The parties hereto hereby ratify and confirm the Contribution Agreement, as hereby amended.

        7.This Amendment may be executed in counterparts, and each counterpart, when executed and delivered, shall constitute an original agreement enforceable against all who signed it, and all separate counterparts shall constitute the same agreement.

        8. The Amendment shall be governed by and construed in accordance with the laws of the State of Texas and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws (in each case, without regard to principles of conflicts of laws).

        IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

ENBRIDGE ENERGY COMPANY, INC.
By:	/s/ DAN C. TUTCHER Dan C. Tutcher, President
ENBRIDGE ENERGY PARTNERS, L.P.
By:	Enbridge Energy Company, Inc., its General Partner
By: /s/ Chris Kaitson Chris Kaitson, Corporate Secretary
ENBRIDGE MIDCOAST ENERGY, L.P.
By:	Enbridge Midcoast Holdings, L.L.C., its General Partner
By:	/s/ DAN C. TUTCHER Dan C. Tutcher, President and Chief Executive Officer

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SECOND AMENDMENT TO CONTRIBUTION AGREEMENT